Exhibit 99.1

Change Has Reacted Proactively to COVID-19

COVID-19 Impact

- Overall decline in healthcare utilization observed throughout the US
- Depressed elective procedure volumes impacting all major healthcare end markets and Change's clients
- New Provider sales expected to be delayed and some implementations will be postponed
- **Despite temporary decline, expect healthcare utilization to recapture significant portion of delayed procedures over the balance of 2020**

Actions To Date

- Employees health first: moved 100% North American and 85% offshore to WFM, balance to be migrated by end of April
- Launched several cost / automation initiatives
- Initiated hiring freeze in mid-March with only minor exceptions for critical roles and actively reducing contractors and employees to match resources with demand levels
- Leveraging economic conditions to strengthen capital structure. Executed on $1B in fixed-rate swaps thru March 31, 2024. Now 70% of our debt fixed
- New initiatives - Telehealth Accelerator and HDx provide added opportunity

Segment Overview

Software & Analytics

80% of business subscription based and recurring in nature

Network Solutions

Business Indexed to Healthcare Utilization

Technology Enabled Services

Primarily Contingency Based

© 2020 Change Healthcare LLC and/or one of its subsidiaries. All Rights Reserved.

CHANGE HEALTHCARE

19

Change's Businesses are Resilient and Durable

	Software & Analytics (50.7% of LTM Revenue)	Network Solutions (18.2% of LTM Revenue)	Tech Enabled Services (31.1% of LTM Revenue)

Business Model	• ~ 75% SAAS / Perpetual Licenses / PMPM
	  • Highly recurring in nature – largely insulated from COVID-19
	• ~25% Non SAAS
	  • Payment Accuracy paid based on recovery of inappropriate payments
	  • Imaging One-Time software based on install or sale
	  • Payor member outreach and Coding reviews based on enrollment or completion
		• Majority of the business indexed to the utilization or volume of healthcare activity
		• ~25% business is PMPM & subscription based and ~75% is volume based
			• 60% of Revenue is in RCM Services business which is contingency based
			  • ~70% physician side and ~30% hospital side
			• Remaining ~40% of business is currently stable, primarily driven by PBA, Consulting, VBC, and Communications and Payment Services (CPS)

Outlook	• Short term impact predominantly due to:
	  • Delayed installations and new sales due to client readiness or priorities
	  • Government grace periods deadlines may result in delays or cancelled projects
		• Temporary decline in network transactions of 25-35%
		• PMPM business and volume floors (~1/3 contracts) provide support
		• Opportunity for regional networks looking to migrate to Change could increase volumes
		• Acceleration of initiatives to drive network traffic and growing opportunity in telehealth
			• Majority of impact will be in RCM Services due to the discontinuation of elective procedures
			  • Additional impact expected in CPS due to lower utilization as well
			• Revenue opportunities for patient access capabilities and telehealth revenue generation from provider clients
			• Cost control levers due to highest variable cost base, as well as automation & productivity initiatives

Note: LTM revenue represents reported GAAP revenue in Q4 FY19 and Q1-Q3 FY20; excludes Corporate Eliminations

© 2020 Change Healthcare LLC and/or one of its subsidiaries. All Rights Reserved.

CHANGE HEALTHCARE

20